Exhibit 99.1
Insituform Technologies, Inc. Reports Third Quarter 2007 Results

Chesterfield, MO - October 24, 2007 - Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) today reported third quarter net income of $4.5 million, or $0.16 per diluted share.

Alfred L. Woods, Chairman and Interim Chief Executive Officer, made the following comments on the quarter’s results:

“During the third quarter of 2007 Insituform Technologies began taking steps aimed at generating earnings growth our stockholders want and deserve.  The modest profit we have reported for the quarter is, as expected, below the level of performance this company must achieve.  However, we have made progress during the quarter, and we believe Insituform is headed in the right direction.”

“As those who follow the company know, our business volume in the U.S. sewer rehabilitation market has suffered because of overall weak market conditions.  As we said two months ago, while we recognize the realities of the current market, we are not content simply to wait out a stagnant market.  We are attacking this problem in several areas.”

“We are working hard to optimize our sewer rehabilitation business in the United States.  Based on the input we have gathered from our largest customers in the last few months, we are redeploying our sales resources to focus on industrial and other negotiated work.  We are continuing reconfigure our crews for small-diameter work, which will allow us to reduce crew operating costs and take advantage of our proprietary iPlus Infusion™ technology.  We are also implementing logistical improvements to reduce the costs of delivering tube.”

“When I assumed this position two months ago, I challenged the management team to take bold steps to reposition our operating structure and target significant operating expense reductions.  In the coming year, we have targeted $6 million in overhead that can be eliminated without jeopardizing our ongoing strategic initiatives.  We have already begun to see results from this effort.  Our operating expenses, excluding tunneling closure charges, decreased 9.2% from last year’s third quarter, partly as a result of reduced field support expenses in rehabilitation, but also as a result of decreases in corporate spending.  We believe our focus on reduced operating expenses will translate to increased stockholder value.”

“In addition to these actions, we are actively and successfully pursuing geographic diversification of our business.  Our quarterly results reflect continued strong performance in our international operations, and I want to congratulate all of our management and employees in those markets.  We are pleased with the successful expansion of our business into Eastern Europe, Australia and Hong Kong.”

“We continue to focus on diversification of our product lines.  Our Tite Liner business saw good quarterly revenue growth year-over-year, and for the first nine months of 2007 Tite Liner operating income continues to run ahead of 2006.  We also are continuing to invest in our Insituform Blue division, our drinking water pipe rehabilitation business.  Tite Liner and Insituform Blue today are small pieces of our total revenue, but they represent significant revenue and profit growth opportunities for the future.”

“We are actively evaluating acquisition opportunities as an avenue to renewed growth.  We have the financial resources at hand to complete acquisitions that make business sense for our company and our stockholders.”

“The wind-down of the tunneling business is going better than we had planned.  We now anticipate that about $1 million of the expected future cash and non-cash pre-tax charges will not be necessary.  We continue to expect that we will complete almost all of our outstanding tunneling projects in 2007 and will be completely out of tunneling by mid-2008.  The sale process for our tunneling equipment is on track and auctions will commence soon.  Our quarterly net income was negatively affected by approximately $0.02 per share by charges associated with the wind-down.”

“Finally, our search for a new CEO also is on track.  Our search committee has identified and screened an excellent group of candidates, a number of whom will be participating in a second round of interviews in the near future.  We remain comfortable with our stated goal of completing the search by the end of the year.”

The company’s net income for the third quarter of $4.5 million, or $0.16 per diluted share compares to $5.7 million, or $0.21 per diluted share, earned in the third quarter of 2006.

Consolidated revenue for the third quarter of 2007 decreased $5.0 million, or 3.5%, from the same period in 2006. The consolidated results were negatively impacted by the continued weakness in the U.S. sewer rehabilitation market, and to a slightly lesser extent, the winding down of active jobs in the tunneling segment. This was partially offset by a slight increase in the Tite Liner segment.

Consolidated gross profit for the third quarter of 2007 decreased $5.3 million, or 16.8%, from the same period in 2006. Gross profit was primarily impacted by the decline in revenues and margins in the U.S. sewer rehabilitation business.

Operating expenses in the third quarter of 2007, excluding $0.9 million of tunneling closure charges, decreased $2.2 million, or 9.2%, to $22.0 million from $24.3 million in the same period in 2006, primarily due to decreases in field support expenses in rehabilitation as a result of restructuring efforts and in tunneling due to the previously announced shutdown of the operation. There were also decreases in corporate spending as a result of renewed focus on cost management.  There was slightly increased spending with continued investments in growing the international business and the Insituform Blue division during the quarter.

For the first nine months of 2007, consolidated revenue declined $27.1 million, or 6.1%, to $414.8 million from $441.8 million in the same period of 2006.  Gross profit declined $17.6 million, or 18.6%, to $76.8 million from $94.4 million in the same period of 2006.  Operating expenses, excluding $17.8 million of tunneling closure charges, declined $1.1 million, or 1.6%, to $71.9 million from $73.1 million in the same period of 2006.  Operating income decreased $34.2 million, or 160.6%, to a loss of $(12.9) million from income of $21.3 million in the same period of 2006.  Operating income, excluding the tunneling closure charges, decreased $16.4 million, or 77.1%, to $4.9 million.

For the first nine months of 2007, net income decreased $21.8 million, or 153.4%, to a loss of $(7.6) million, or $(0.28) per diluted share, from a profit of $14.2 million, or $0.52 per diluted share, in the first nine months of 2006.  The year-to-date 2007 results reflect after-tax charges of $10.9 million, or $(0.43) per diluted share, from the closure of the company’s tunneling operation recorded in the first and third quarters of 2007.

Contract backlog excluding tunneling was $224.6 million at September 30, 2007 compared to $205.6 million at June 30, 2007 and $214.4 million at September 30, 2006.  Total contract backlog was $246.5 million at September 30, 2007 compared to $240.6 million at June 30, 2007 and $295.1 million at September 30, 2006.

Backlog in the rehabilitation segment increased by 7.9%, or $15.2 million, to $208.3 million at September 30, 2007 compared to $193.1 million at June 30, 2007, reflecting growth in North America and Europe.

Contract backlog in the Tite Liner segment increased $3.8 million, or 30.4%, to $16.3 million at September 30, 2007 from $12.5 million at June 30, 2007 due to growth in the United States and South America, offset partially by some contraction in Canada.

Tunneling backlog decreased $13.1 million to $21.9 million at September 30, 2007 from $35.0 million at June 30, 2007.  Management continues to believe that all of the backlog in the tunneling segment will be completed by mid-year 2008, with the vast majority of the work to be completed in 2007.

Unrestricted cash increased to $78.0 million at September 30, 2007 from $73.8 million at June 30, 2007 and a decline from $96.4 million at December 31, 2006.  Cash used by operating activities was $5.9 million in the first nine months of 2007, as compared to cash provided by operating activities of $19.4 million in the first nine months of 2006.  The $5.9 million cash usage was primarily due to a net loss for the first nine months of 2007 partially offset by non-cash tunneling closure charges as well as changes in operating assets and liabilities.  Cash used by investing activities was $14.5 million, consisting mainly of capital expenditures of $19.0 million offset by proceeds from sales of fixed assets of $4.5 million in the first nine months of 2007.  In the prior-year period, cash used in investing activities was $8.7 million, including $14.1 million of capital expenditures offset by proceeds from sales of fixed assets of $3.9 million and $1.4 million provided by the liquidation of a life insurance cash surrender value.  The $4.9 million increase in capital expenditures primarily related to $6.2 million in buyouts of leased tunnel boring machines, which are for sale.  Outside of the lease buyouts, capital expenditures have been reduced in the current year as equipment management has improved and expansion of crews has not been needed.  In the first nine months of 2007, cash used in financing activities was $7.4 million and consisted of a $15.8 million annual principal payment on our long-term debt, partially offset by net borrowings on our revolving credit facility of $5.0 million, compared to cash used in financing activities of $11.9 million in the prior-year period.

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption.  More information about the company can be found on its Internet site at www.insituform.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements.  The company makes forward-looking statements in this news release that represent the company’s beliefs or expectations about future events or financial performance.  These forward-looking statements are based on information currently available to the company and on management’s beliefs, assumptions, estimates and projections and are not guarantees of future events or results.  When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend,” “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of the company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission on February 23, 2007, and in our subsequent Quarterly Reports on Form 10-Q.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.  In addition, our actual results may vary materially from those anticipated, estimated, suggested or projected.  Except as required by law, we do not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise.  Investors should, however, review additional disclosures made by the company from time to time in its periodic filings with the Securities and Exchange Commission.  Please use caution and do not place reliance on forward-looking statements.  All forward-looking statements made by the company in this news release are qualified by these cautionary statements.

CONTACT:	Insituform Technologies, Inc.
David A. Martin, Vice President and Chief Financial Officer
(636) 530-8000

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues	$139,098	$144,076	$414,754	$441,841
Cost of revenues	112,766	112,436	337,958	347,475
Gross profit	26,332	31,640	76,796	94,366
Operating expenses	22,049	24,293	71,918	73,056
Costs of closure of tunneling business	940	--	17,783	--
Operating income (loss)	3,343	7,347	(12,905)	21,310
Other income (expense):
Interest expense	(1,332)	(1,716)	(4,140)	(5,142)
Interest income	689	762	2,348	2,542
Other	790	1,507	1,444	1,945
Total other income expense)	147	553	(348)	(655)
Income (loss) before taxes onincome (tax benefit)	3,490	7,900	(13,253)	20,655
Taxes on income (tax benefit)	(800)	2,402	(5,913)	6,802
Income before minority interests and equity in earnings (losses) of affiliated companies	4,290	5,498	(7,340)	13,853
Minority interests	(120)	(117)	(252)	(242)
Equity in earnings (losses) of affiliated companies	312	314	(8)	632
Net income (loss)	$4,482	$5,695	$(7,600)	$14,243

Earnings (loss) per share of common stock and common stock equivalents:
Basic	$0.16	$0.21	$(0.28)	$0.53
Diluted	0.16	0.21	(0.28)	0.52

Weighted average number of shares:
Basic	27,316	27,091	27,284	27,024
Diluted	27,520	27,424	27,284	27,467

	For the Three Months Ended September 30,			For the Nine Months Ended September 30,
SEGMENT DATA	2007		2006	2007		2006
Revenues: Rehabilitation	$115,093		$118,269	$332,695		$355,147
Tunneling	13,458		16,002	49,163		49,843
Tite Liner®	10,547		9,805	32,896		36,851
Total revenues	$139,098		$144,076	$414,754		$441,841

Gross profit (loss):
Rehabilitation	$22,129		$28,927	$61,082		$83,435
Tunneling	692		(868)	2,724		(1,318)
Tite Liner®	3,511		3,581	12,990		12,249
Total gross profit	$26,332		$31,640	$76,796		$94,366

Operating income (loss):
Rehabilitation	$2,815		$8,225	$(801)		$21,962
Tunneling	(1,288	)(1)	(2,963)	(20,081	)(1)	(8,087)
Tite Liner®	1,816		2,085	7,977		7,435
Total operating income(loss)	$3,343		$7,347	$(12,905)		$21,310

_____________________

(1)   Includes $0.9 million and $17.8 million of charges associated with the closure of the tunneling business for the three and nine months ended September 30, 2007, respectively.

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30, 2007	December 31, 2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$78,012	$96,393
Restricted cash	2,369	934
Receivables, net	90,629	90,678
Retainage	34,938	37,193
Costs and estimated earnings in excess of billings	52,399	41,512
Inventories	18,582	17,665
Prepaid expenses and other assets	37,151	25,989
TOTAL CURRENT ASSETS	314,080	310,364
PROPERTY, PLANT AND EQUIPMENT, less accumulated depreciation	90,667	90,453
OTHER ASSETS
Goodwill	122,622	131,540
Other assets	22,766	17,712
TOTAL OTHER ASSETS	145,388	149,252

TOTAL ASSETS	$550,135	$550,069

LIABILITIES AND STOCKHOLDERS’ EQUITY CURRENT LIABILITIES
Current maturities of long-term debt and notes payable	$6,818	$16,814
Accounts payable and accrued expenses	111,024	107,320
Billings in excess of costs and estimated earnings	11,412	12,371
TOTAL CURRENT LIABILITIES	129,254	136,505
LONG-TERM DEBT, less current maturities	65,000	65,046
OTHER LIABILITIES	8,069	7,726
TOTAL LIABILITIES	202,323	209,277
MINORITY INTERESTS	2,497	2,181
TOTAL STOCKHOLDERS’ EQUITY	345,315	338,611

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$550,135	$550,069

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$(7,600)	$14,243
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation	13,321	14,962
Amortization	332	943
Deferred income taxes	(6,928)	(1,876)
Equity-based compensation expense	3,005	3,677
Non-cash charges associated with closure of tunneling business	11,955	-
Other	(2,269)	(1,517)
Change in restricted cash related to operating activities	(1,404)	298
Changes in operating assets and liabilities:
Receivables, net, retainage and costs and estimated earnings in excess of billings	(3,504)	(17,466)
Inventories	(371)	(965)
Prepaid expenses and other assets	(10,157)	(2,683)
Accounts payable and accrued expenses	(2,235)	9,808
Net cash provided by (used in) by operating activities	(5,855)	19,424
Cash flows from investing activities: Capital expenditures	(18,997)	(14,087)
Proceeds from sale of fixed assets	4,542	3,938
Liquidation of life insurance cash surrender value	-	1,423
Net cash used in investing activities	(14,455)	(8,726)
Cash flows from financing activities:
Proceeds from issuance of common stock	2,496	3,920
Additional tax benefit from stock option exercises recorded in additional paid in capital	148	751
Proceeds from notes payable	2,648	2,795
Principal payments on notes payable	(1,921)	(3,501)
Proceeds on line of credit	22,500	-
Payments on line of credit	(17,500)	-
Principal payments on long-term debt	(15,768)	(15,732)
Deferred financing charges paid	-	(106)
Net cash used in financing activities	(7,397)	(11,873)
Effects of exchange rate changes on cash	9,326	(769)
Net decrease in cash and cash equivalents for the period	(18,381)	(1,944)
Cash and cash equivalents, beginning of period	96,393	77,069
Cash and cash equivalents, end of period	$78,012	$75,125